Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

THARIMMUNE, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Other (1)	326,750 (3)	$2.89	$944,308	$0.00013810	$131
Fees Previously Paid
Total Offering Amounts						$944,308		$131
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								$131

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on October 13, 2025.

(2) Pursuant to Rule 416 under the Securities Act, the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3) Represents the resale of (i) 39,573 shares of our common stock issuable upon exercise of the warrants issued in connection with a private placement in June 2024, (ii) 57,687 shares of our common stock issuable upon exercise of the warrants issued in connection with a private placement in December 2024, (iii) 118,243 shares of our common stock issuable upon exercise of the Series A warrants issued in connection with the private placement in June 2025, (iv) 59,119 shares of our common stock issuable upon exercise of the Series B warrants issued in connection with a private placement in June 2025 and (v) 52,128 shares of our common stock issuable upon exercise of the warrants.